Exhibit 107

Calculation of Filing Fee Tables

SF-3
(Form Type)

Daimler Tucks Retail Receivables LLC
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule(1)	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid In Connection With Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to be paid	Asset- Backed Securities	(2)	(2)	(2)	(2)	(2)	(2)	(2)
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities

	Total Offering Amount					(2)		(2)
	Total Fees Previously Paid
	Total Fee Offsets
	Net Fees Due							(2)

(1)	Calculated in accordance with Rule 457(s) of the Securities Act of 1933.

(2)
An unspecified amount of securities of each identified class is being registered as may from time to time be offered at unspecified prices. The depositor is deferring payment of all of the registration fees for such securities in accordance with Rules 456(c) and 457(s) of the Securities Act of 1933.